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                                                                   Exhibit 10.49

[WESTERN DIGITAL LOGO]                               Western Digital Corporation
                                                         20511 Lake Forest Drive
                                                           Lake Forest, CA 92630
                                                               Tel: 949.672.9619



July 5, 2001


Ms. Teresa A. Hopp
26711 Corsica Road
Mission Viejo CA  92692

Dear Terry:

This letter, when signed by you, constitutes the agreement (the "Agreement") relative to your resignation from Western Digital Corporation ("WDC") and Western Digital Technologies, Inc. ("WTC" and, collectively with WDC, the "Company"). The terms of this Agreement are as follows:

1. EMPLOYMENT PERIOD. You will resign your position as Vice President and Chief Financial Officer of WDC and WTC effective Friday, September 28, 2001, or such earlier time as requested by the Chief Executive Officer ("CEO"). Effective such date (the "Resignation Date"), you will also resign all of your positions with the Company's subsidiaries. You will continue to be treated as an employee, subject to the limitations below, until the earlier of September 27, 2002 or your death (the "Employment Period").

2.  STOCK OPTIONS AND RESTRICTED SHARES.

    (a) During the Employment Period stock options previously granted to you under the Company's Employee Stock Option Plan and the Company's subsidiary's Stock Incentive Plans (collectively, the "Options") will continue to vest in accordance with their terms. During the period from September 28, 2001 through September 27, 2002, the approximate additional vesting of shares would be as follows: WDT - 93,440; Connex, Inc. - 7,500; SageTree, Inc. - 12,500; and Keen Personal Media, Inc. - 19,792. In the event of your death prior to September 27, 2002, the Options will immediately vest to the extent they would have as of September 27, 2002. You will have up to three (3) years following September 27, 2002 to exercise the Options or, in the event of your death, such longer period as may be provided in the Options. A stock option summary and detailed schedule setting forth these options, their grant dates, exercise prices, and vesting schedules are attached as Attachment "A" and incorporated herein by reference.


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                                                              Ms. Teresa A. Hopp
                                                                          Page 2


    (b) On September 27, 2002, 25,000 shares of the restricted stock (the "Restricted Shares") award you received in December 2000 will vest. The remaining shares covered by such award shall be immediately canceled. A copy of the original letter confirming your restricted stock award is attached as Attachment "B" and incorporated herein by reference.

    (c) The foregoing extended vesting schedules notwithstanding, if you violate any of your covenants set forth in paragraph 10 hereof, (i) any unexercised Options shall be immediately canceled and shall no longer be exercisable, (ii) the Restricted Shares shall be immediately canceled, and (iii) WDC and/or WDT shall have the right to recover any profits realized by you as a result of the exercise of Options or the sale of Restricted Shares or of shares received pursuant to the exercise of Options during the six month period prior to the date of any such violation, as determined by the Board of Directors. Any such determination shall be made by the Company's Board of Directors; provided, however, that in the event of a proceeding brought under
        Section 15 hereof, any such determination shall be made de novo by the arbitrator appointed thereunder.

3.  COMPENSATION.

    (a) You will be paid $375,000.00 in wage continuation based on your current base salary. Vesting of your cash-based awards under the Company's executive retention programs will cease as of September 28, 2001, and, since no additional amounts will vest between the date hereof and September 28, 2001, no further amounts will be paid thereunder. Twenty-six (26) bi-weekly payments of $14,423.08 will begin on October 12, 2001, and conclude with a final payment on September 27, 2002. Additionally, you will be eligible to receive a $100,000.00 transition retention payment. This payment is contingent upon your performing certain of your normal and customary duties through the Resignation Date as are specified by the CEO and is intended to facilitate a smooth transition of your current job responsibilities and work related activities. In this regard, it is expected that your duties will be primarily directed towards the controller, treasury, audit and corporate finance functions. In addition, you will continue to assist the new ventures as directed by the CEO in their funding and strategic transaction efforts. You will not be directed to give substantive attention to the financial analysis function of the HDS business unit or to sign SEC filings, including the Company's 10-K for the fiscal year ending June 29, 2001. In coordination with the CEO, you will assist in presenting the report of financial results at the Company's July conference call, and, within the limits of your knowledge of the Company's financial and operating results and forecasts, you will communicate with and respond to questions from analysts, shareholders and creditors as appropriate. Upon satisfactorily performing the specified responsibilities, the transition retention payment will be paid within thirty (30) days after the Resignation Date. The Company agrees to provide you with written notice and a reasonable opportunity to remedy any dissatisfaction before claiming it has no obligation to pay the transition retention payment and agrees that it will not dispute the judgment of Mr. Massengill if he has approved the payment.


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                                                              Ms. Teresa A. Hopp
                                                                          Page 3


    (b) You are a participant in the Company's Change of Control Severance Plan ("Severance Plan"). If, prior to the Resignation Date, there is a Change of Control of the Company as that term is defined in the Severance Plan ("Change of Control"), and as a result you become eligible for severance payments under the Severance Plan, the Company shall pay to you the entire amount remaining to be paid to you pursuant to Section 3(a) above, including the transition retention payment, such amount to be payable at the time severance payments under the Severance Plan are due and payable to the executive officers of the Company. If, after the Resignation Date but during the Employment Period there is a Change in Control or Mr. Matthew Massengill has ceased or ceases to be President or Chief Executive Officer of the Company, the Company shall pay to you the entire amount remaining to be paid to you pursuant to Section 3(a) above, including the transition retention payment, such amount to be payable within thirty (30) days after the Change of Control or the date Mr. Massengill ceases to be President or Chief Executive Officer, whichever event shall last occur. Payments to you pursuant to this
        Section 3(b) will be in lieu of any severance payments you would be eligible to receive as a participant in the Change of Control Severance Plan.

4. BENEFITS. The status of your current benefits is set forth on Attachment "C" hereto and hereby made a part hereof. During the Employment Period you will continue to receive benefits accorded to employees generally, other than vacation accruals, and benefits accorded to you and other executives in comparable pay grades ("special benefits"), provided that such special benefits continue to be furnished to executives generally in comparable pay grades. These include:

    (a) Your flex benefit allowance of $335.56 per pay period.

    (b) Employee Stock Purchase Plan (ESPP) will continue and deductions will be made from your wage continuation checks through the next two purchase dates.

    (c) 401(k) participation and Western Digital employer match will continue with deductions coming from your wage continuation checks.

    (d) Financial planning assistance of up to $7,000 per fiscal year.

    (e) Supplemental executive medical coverage of up to $5,000 per fiscal year.

    If any benefits (including special benefits) are discontinued and adjustments are made to compensation or benefits of employees generally, or of executives in comparable pay grades, in lieu of the discontinued benefits, and if such discontinuances apply to you under this Agreement, then in such instances like adjustments will be made to payments or benefits accorded to you with respect to the Employment Period. The foregoing shall include surrenders, cancellations or changes in options that accomplish a change in an option strike price for the benefit of employees or executives. No actions will be taken with respect to the moneys payable or the benefits accorded to you that are intended to affect adversely only you or other terminating employees, unless such actions are taken as a result of a material breach by you of any of your obligations under this Agreement. Should you take another position prior to the expiration of wage continuation as an employee of a company with health insurance coverages, Western Digital's health coverages stop at the end of the month in which you start to work for the other company.



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                                                              Ms. Teresa A. Hopp
                                                                          Page 4


    Your Western Digital benefits will cease sixty days after September 27, 2002 month-end. You may be entitled to continued basic health insurance coverage under the Company's COBRA plan. If you so elect, this continuation will be on terms consistent with applicable federal laws and regulations. If you elect and are eligible to continue this coverage, you will be charged a monthly premium to cover the cost of providing this insurance including a small administrative fee. Our benefits administration staff will give you complete details in this regard.

5. CONFIDENTIALITY AND COMMUNICATIONS. You and the Company agree that the terms of this arrangement will be held in confidence except to the extent that disclosures may be required by government regulations or judicial process or to receive tax, legal or financial advice. References that may request information about your employment will be referred to the Vice President of Human Resources, and all responses to requests for information will be limited to a confirmation of the periods of your employment with the Company and the positions held. You and the Company agree that neither party will at any time defame or slander the other in any manner likely to be harmful to your business or reputation or the personal or business reputation of the Company or any of its officers or directors; provided, that each party shall respond accurately and fully to any question, inquiry or request for information when required by legal process. A letter of recommendation from Mr. Massengill substantially in the form attached hereto as Attachment "D" will be placed in your personnel file. The Company will allow you to confirm the contents of your personnel file upon reasonable notice.

6. VACATION. By September 28, 2001 you will be paid all accrued and unused vacation and an additional two weeks of vacation. Although you will continue on the Company payroll through September 27, 2002, you will accrue no more vacation subsequent to September 28, 2001.

7. TEAM-BASED INCENTIVE PLAN. Any distribution to which you become entitled as a result of awards under the Team-Based Incentive Plan ("TBIP") for the six-month period ending June 29, 2001, and the six-month period ending December 31, 2001 will be made to you in accordance with the terms of the TBIP, except that you will be entitled to an amount equal to 1/2 of any amount for the period ending December 31, 2001. You will not be eligible to participate in the TBIP beyond that date.

8. OUTPLACEMENT SERVICES. The Company will provide executive outplacement assistance through Lee Hecht Harrison; Challenger, Gray and Christmas, or another firm of your choosing to assist you in finding another position. These services may begin anytime prior to September 27, 2002. Contact the Vice President of Human Resources for assistance with these arrangements.



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                                                              Ms. Teresa A. Hopp
                                                                          Page 5


9.  INDEMNIFICATION AND ASSISTANCE.

    (a) If you are subjected to any claim or demand involving any action or inaction allegedly taken by you during the course of your employment or directorship with the Company, you will be entitled to all rights of indemnification which may then be available to other executive officers or directors of the Company, including, without limitation, insurance protection under any director and/or officer liability insurance coverage maintained by the Company or any subsidiary and any rights to indemnification provided by applicable law or the By-laws of the Company or any subsidiary, and the Company will, and shall cause any subsidiary to, cooperate fully with you in responding to or defending against any such claim or demand.

    (b) You agree to make yourself available to respond to inquiries by the Company regarding management, regulatory, and legal activities of which you acquired knowledge while employed by the Company. You agree to make yourself available, without the requirement of being subpoenaed, to confer with counsel at reasonable times and locations and upon reasonable notice concerning any knowledge you have or may have with respect to actual and/or potential disputes arising out of the activities of the Company during your period of employment. You further agree to submit to deposition and/or testimony in accordance with the laws of the forum involved concerning any knowledge you have or may have with respect to actual and/or potential disputes arising out of the activities of the Company during your period of employment. The Company agrees to pay to you the amount of such reasonable expenses and costs incurred by you in satisfaction of such obligation, including any compensation loss incurred by you.

10. NON-COMPETITION AND NON-SOLICITATION. You agree that you will not, at any time during the Employment Period and for a period of one (1) year thereafter:

    (a) Directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any of the following businesses or entities:

        (i)    Maxtor Corporation

        (ii)   Seagate Technologies

        (iii)  Fujitsu Hard Drive Division

        (iv)   Samsung Hard Drive Division

        (v)    Tivo Corporation;

    (b) Directly solicit for employment any of the senior executives (Director and above) of the finance organization of the Company or any of its subsidiaries; or

    (c) Induce or attempt to induce any financial institution that is currently in a vendor, creditor, investment banking or shareholder relationship with the Company (or any of its subsidiaries) to cease doing business with the Company (or any of its subsidiaries) or in any way interfere with the existing business relationship between any such financial institution and the Company (or any of its subsidiaries).

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                                                              Ms. Teresa A. Hopp
                                                                          Page 6


11. CONFIDENTIAL INFORMATION. When you joined the Company you signed an agreement setting forth your obligations to the Company during and after your employment. A copy of your agreement is attached hereto as Attachment "E" and incorporated herein by reference. You understand and agree that in the course of your employment with the Company, you have acquired confidential information and trade secrets concerning the Company's business and financial operating plans and budgets, its strategic business plans and those of its subsidiaries, and its personnel. You understand and agree it could be extremely damaging to the Company if you disclosed such information to a competitor or made it available to any other person or company. You understand and agree that such information has been divulged to you in confidence, and you understand and agree that you will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of your employment and the information and trade secrets which you have had access to during the course of your employment, you also agree that the Company could be irreparably harmed by any violation, or threatened violation of the agreements in this Paragraph and that, therefore, the Company shall be entitled to an injunction prohibiting you from any violation or threatened violation of such agreements.

12. RELEASE OF CLAIMS. You agree that the consideration provided for in this Agreement represents payment in full of all outstanding obligations owed to you by the Company or any subsidiary of the Company. You, on behalf of yourself and your heirs, agents, representatives, immediate family members, executors, successors, and assigns, hereby fully and forever release the Company and its agents, directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns from, and agree not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against the Company arising from any omissions, acts or facts that have occurred up until and including the Effective Date including, without limitation,

    (a) Any and all claims relating to or arising from your relationship with the Company or any subsidiary of the Company and the termination of that relationship;

    (b) Any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company or any subsidiary of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

    (c) Any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; invasion of privacy; false imprisonment; and conversion;



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                                                              Ms. Teresa A. Hopp
                                                                          Page 7


    (d) Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

    (e) Any and all claims for violation of the federal or any state constitution;

    (f) Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

    (g) Any and all claims for attorneys' fees and costs.

    You and the Company agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

13. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that (a) you should consult with an attorney prior to executing this Agreement; (b) you have seven (7) days following the execution of this Agreement by you to revoke the Agreement; and (c) this Agreement shall not be effective until the revocation period has expired. You acknowledge that under ADEA you have at least twenty one (21) days under which to consider this agreement. After due consideration and consultation with your attorney, you have hereby knowingly and voluntarily waived this requirement. Any revocation should be in writing and delivered in accordance with the notice provisions of Paragraph 21 hereof by close of business on the seventh day from the date that you sign this Agreement.

14. CIVIL CODE SECTION 1542. You represent that you are not aware of any claim other than the claims that are released by this Agreement. You acknowledge that you have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

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                                                              Ms. Teresa A. Hopp
                                                                          Page 8


    You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other federal or state statute or common law principles of similar effect.

15. REMEDIES IN EVENT OF FUTURE DISPUTE.

    (a) Except as provided in subparagraph (b) below, in the event of any future dispute, controversy or claim between you and the Company arising from or relating to this Agreement, its breach, any matter addressed by this Agreement, and/or your employment with the Company through the Termination Date, you and the Company will first attempt to resolve the dispute through confidential non-binding mediation to be conducted in Orange County, California by JAMS-Endispute or such other mediator as you and the Company shall mutually agree upon. If the dispute is not resolved through mediation, you and the Company will submit it to final and binding confidential arbitration to be conducted in Orange County, California by JAMS/Endispute in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, you and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. If you and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator. None of you, the Company or the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both of you and the Company, except as may be compelled by court order. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or Federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. You and the Company intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

    (b) In the event that a dispute arises concerning compliance with this Agreement, either you or the Company will be entitled to obtain from a court with jurisdiction over you and the Company preliminary and permanent injunctive relief to enjoin or restrict the other party from such breach or to enjoin or restrict a third party from inducing any such breach, and other appropriate relief, including money damages. By seeking any such relief, however, the moving party shall not be relieved of such party's obligation hereunder to have any remaining portion of the controversy resolved by binding confidential arbitration in accordance with subparagraph (a) above.

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                                                              Ms. Teresa A. Hopp
                                                                          Page 9


    (c) The prevailing party in any such arbitration or court proceeding shall be entitled to recover from the losing party such of her or its reasonable costs and expenses incurred in connection with the arbitration or court proceeding as would be recoverable had such party's claim been brought as a civil action in a court of competent jurisdiction.

16. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the present and future subsidiaries of the Company, any and all subsidiaries of a subsidiary, all affiliated corporations, and successors and assigns of the Company. No assignment of this Agreement by the Company will relieve the Company of its obligations. You shall not assign any of your rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon and inure to the benefit of your heirs, executors, administrators, or other legal representatives and their legal assigns.

17. WAIVER. A waiver by either you or the Company of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either you or the Company.

18. TAX CONSEQUENCES. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to you under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon.

19. COSTS. Except as provided in Paragraph 15 hereof, you and the Company shall each bear your own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

20. NOTICES. All notices required by this Agreement shall by given in writing either by personal delivery or by first class mail, return receipt requested. Notices shall be addressed as follows:


    To Western Digital:  Western Digital Technologies, Inc.
                         20511 Lake Forest Drive
                         Lake Forest, CA 92630-7741
                         Attention: Vice President, Human Resources and Administration

    To Ms. Hopp:         26711 Corsica Road
                         Mission Viejo, CA  92692

    or in each case to such other address as you or the Company shall notify the other. Notice given by mail shall be deemed given five (5) days following the date of mailing.

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                                                              Ms. Teresa A. Hopp
                                                                         Page 10


21. ENTIRE AGREEMENT. This Agreement, including its Attachments and the other agreements or plans referred to or incorporated herein, represents the entire agreement and understanding between you and the Company concerning the subject matter herein, and supersedes and replaces any and all prior agreements and understandings.

22. NO ORAL MODIFICATION. This Agreement may only be amended by a writing signed by you and the Chief Executive Officer of the Company or the Chief Legal Officer of the Company.

23. GOVERNING LAW. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

24. EFFECTIVE DATE. This Agreement is effective eight days after it has been signed by both you and the Company (the "Effective Date").

25. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of you and the Company.

26. VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed by you voluntarily and without any duress or undue influence on the part or behalf of the Company, with the full intent of releasing all claims. You acknowledge that:

    (a) You have read this Agreement;

    (b) You have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or that you have voluntarily declined to seek such counsel;

    (c) You understand the terms and consequences of this Agreement and of the releases it contains; and

    (d) You are fully aware of the legal and binding effect of this Agreement.

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                                                              Ms. Teresa A. Hopp
                                                                         Page 11


Please indicate your agreement to the above by signing below.


Very truly yours,

WESTERN DIGITAL TECHNOLOGIES, INC.

Michael A. Cornelius
Secretary

I have read and agree to all terms and conditions as outlined above.


------------------------------------------------------        ------------------
Teresa A. Hopp                                                        Date

Attachments:

A - Stock Option Summary
B - Restricted Stock Award Letter
C - Benefits Summary
D - Form of Letter of Recommendation
E - Employment Agreement